Exhibit 99.1

Medidata Solutions Reports Second Quarter 2011 Results

Revenues increased 25% year on year

Cash flows from operations increased 290% year to date compared with 2010

Reiterates full year revenues and profitability guidance

NEW YORK--(BUSINESS WIRE)--August 9, 2011--Medidata Solutions (NASDAQ: MDSO), a leading global provider of SaaS-based clinical technology solutions that enhance the efficiency of clinical development, today announced its financial results for the second quarter 2011, as well as provided financial guidance for the third quarter and full year 2011.

Highlights

  Revenues increased 25% year on year to $50.2 million, based on strong market adoption of its growing SaaS-based clinical development technology portfolio of products and the impact of renewals. Excluding a $3.5 million accounting impact of two large renewals, revenues increased 16% year on year to $46.7 million.
  Gross margins were 73%, above the company’s previously stated long term target range.
  Non-GAAP operating income* increased 81% to $15 million, including the $3.5 million accounting impact of two large renewals, and approximately $1 million in additional commissions and fees associated with the acceleration of revenues and the Clinical Force acquisition, which were not included in guidance.
  The company generated cash flow from operations of $11.6 million in the first half of 2011, an increase of 290% year over year.
  The acquisition of Clinical Force closed early in the third quarter, adding robust SaaS-based clinical trial management system (CTMS) capabilities to the rich functionality of the Medidata platform.

  Medidata won nine new customers globally, including Ardea Biosciences and CRO Veristat.
  Customers continue to move to production usage of Medidata’s expanded product portfolio following pilots, including a Top 5 pharma company using Medidata Designer as its protocol development tool and customers in Asia and the U.S. using Medidata Balance for randomization and clinical supply management.
  One of the largest clinical research organizations (CRO) in Japan joined the Medidata Services Partner program.
  Lee Shapiro, president of Allscripts Healthcare Solutions, Inc., joined Medidata’s board of directors.

“We delivered another excellent quarter, highlighting our strong execution, the financial leverage of our business model and our ability to meet customers’ expectations for operational excellence,” said Tarek Sherif, Medidata’s chief executive officer. “The Clinical Force acquisition, combined with internally-driven innovation, has dramatically expanded our SaaS platform, reinforcing our position as the leading solutions provider meeting the rapidly evolving needs of the clinical development industry.”

Financial Review

Net revenues for the second quarter of 2011 were $50.2 million, an increase of $9.9 million, or 25%, compared with $40.3 million in the second quarter of 2010. Application services revenues increased 21%, or $6.9 million, to $39.0 million, while professional services revenues increased 37%. Professional services revenues increased due to a number of factors, including strong demand and the timing of revenue recognition following the company’s adoption of a new GAAP accounting standard at the beginning of 2011.

Net revenues for the quarter include a $3.5 million one-time acceleration of revenue recognition related to two large customer renewals which was not included in guidance. Of the $3.5 million, $2.3 and $1.2 million related to professional services and application services revenue, respectively. Excluding the accounting impact of these two large renewals, net revenues for the quarter were $46.7 million, an increase of $6.3 million, or 16% year on year.

Operating income and net income figures also include approximately $1 million in additional commissions and fees associated with the acceleration of revenues and the Clinical Force acquisition, which were not included in guidance.

Gross margins in the second quarter of 2011 were 73%, an increase of almost 5 percentage points over gross margins of 68% a year ago. Excluding a $3.5 million acceleration of revenue recognition related to two large customer renewals, gross margins were 71%, achieving the company’s previously stated long term target range.

Income before taxes increased to $10.7 million in the second quarter of 2011, compared with $4.6 million in the second quarter of 2010.

Non-GAAP operating income* for the second quarter of 2011 increased 81% to $15.0 million, compared with $8.3 million a year ago. GAAP operating income for the quarter increased 143% to $10.7 million, compared with $4.4 million a year ago.

Non-GAAP net income for the second quarter of 2011 increased to $12.6 million, or $0.51 per diluted share, compared with $5.0 million, or $0.21 per diluted share, in the second quarter of 2010. GAAP net income for the second quarter of 2011 increased to $10.0 million, or $0.40 per diluted share, compared with $3.0 million, or $0.13 per diluted share, in the second quarter of 2010.

Total cash, cash equivalents and marketable securities were $94.2 million at the end of the second quarter, an increase of $3.1 million from the first quarter, and compares to $86.2 million at the end of the second quarter 2010 and $85.5 million at the end of the fourth quarter 2010. On a year to date basis, cash flow from operations at the end of the second quarter was $12 million, an increase of $6 million in the quarter and $8.6 million over the same period last year. The increase was driven by the company’s improving profitability and changes in working capital. Total remaining backlog for the year was $74 million as of June 30, 2011.

Financial Outlook

For the full year 2011, the company expects revenues to be between $182 and $186 million. Non-GAAP operating income is expected to be between $43 and $47 million. Based on current estimates, this would equate to GAAP operating income between $26 and $30 million. Non-GAAP net income is expected to be between $35 and $39 million. Based on current estimates, this would equate to GAAP net income between $25 and $29 million.

For the third quarter of 2011, the company expects revenues to be between $45 and $46 million. The company expects non-GAAP operating income to be between $10 and $11 million. Based on current estimates this would equate to GAAP operating income of $5.5 and $6.5 million. Non-GAAP net income is expected to be between $8 and $9 million. Based on current estimates, this would equate to GAAP net income of between $5 and $6 million.

While changes in the stock price could change the fully diluted share count, the company is assuming 24.9 million fully diluted shares in the third quarter and full year.

Bruce Dalziel, chief financial officer, noted, “This was another strong, steady quarter of growth for Medidata. We are helping customers drive faster decision making, speed time to market and lower their total cost of clinical development, and this resonates deeply with our client base and fuels our growth.”

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Tuesday, August 23, 2011 by dialing 855-859-2056 domestically or 404-537-3406 internationally, with the passcode 86844695. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata Solutions Worldwide

Medidata Solutions is a leading global provider of SaaS clinical development solutions that enhance the efficiency of customers’ clinical trials. Medidata’s advanced solutions lower the total cost of clinical development by optimizing clinical trials from concept to conclusion: from study and protocol design, trial planning and budgeting, site negotiation, clinical portal, trial management, randomization and trial supply management, clinical data capture and management, safety events capture, medical coding to business analytics. Our diverse life science customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata's public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2010. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides Non-GAAP operating income, net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of purchased intangible assets and acquisition-related charges and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense. Management uses these Non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation and amortization and non-cash, share-based compensation charges and management believes, based on discussions with investors, that these Non-GAAP measures enhance investor’s ability to assess Medidata’s historical and project future financial performance. While management believes these Non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of Non-GAAP financial measures. One limitation of Non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these Non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues
Application services	$39,027	$32,162	$72,432	$61,892
Professional services	11,175	8,151	18,527	16,063
Total revenues	50,202	40,313	90,959	77,955

Cost of revenues
Application services	7,050	6,327	14,192	12,394
Professional services	6,306	6,492	12,252	13,001
Total cost of revenues	13,356	12,819	26,444	25,395

Gross profit	36,846	27,494	64,515	52,560

Operating costs and expenses:
Research and development	7,043	6,680	14,205	13,014
Sales and marketing	9,784	7,927	17,731	15,420
General and administrative	9,296	8,479	18,382	16,774

Total operating costs and expenses	26,123	23,086	50,318	45,208

Operating income	10,723	4,408	14,197	7,352

Interest and other income (expense):
Interest expense	(31)	(67)	(67)	(147)
Interest income	75	100	163	193
Other (expense) income, net	(30)	164	(2)	133

Total interest and other income (expense), net	14	197	94	179

Income before income taxes	10,737	4,605	14,291	7,531

Provision for income taxes	740	1,640	1,108	2,702

Net income	$9,997	$2,965	$13,183	$4,829

Earnings per share:
Basic	$0.42	$0.13	$0.56	$0.21
Diluted	$0.40	$0.13	$0.53	$0.20

Weighted average common shares outstanding:
Basic	23,571	22,881	23,491	22,807
Diluted	24,790	23,686	24,798	23,664

MEDIDATA SOLUTIONS, INC.

Reconciliation of GAAP Operating Income and GAAP Net Income to
Non-GAAP Operating Income and Non-GAAP Net Income
(unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating income:
GAAP operating income	$10,723	$4,408	$14,197	$7,352
GAAP operating margins	21.4%	10.9%	15.6%	9.4%

Depreciation and amortization	1,940	2,218	3,962	4,811
Stock-based compensation	2,296	1,658	4,036	2,808

Non-GAAP operating income	$14,959	$8,284	$22,195	$14,971
Non-GAAP operating margins	29.8%	20.5%	24.4%	19.2%

Net income:
GAAP net income	$9,997	$2,965	$13,183	$4,829

Stock-based compensation	2,296	1,658	4,036	2,808
Amortization	339	365	700	730

Non-GAAP net income	$12,632	$4,988	$17,919	$8,367

GAAP basic earnings per share	$0.42	$0.13	$0.56	$0.21
GAAP diluted earnings per share	$0.40	$0.13	$0.53	$0.20

Non-GAAP basic earnings per share	$0.54	$0.22	$0.76	$0.37
Non-GAAP diluted earnings per share	$0.51	$0.21	$0.72	$0.35

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income and net income per share applicable to common stockholders for the three and six months ended June 30, 2011. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Amounts in thousands, except per share data)

	June 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$21,783	$16,025
Marketable securities	72,402	69,473
Accounts receivable, net of allowance for doubtful accounts of $687 and $308, respectively	27,840	34,268
Prepaid commission expense	1,976	3,087
Prepaid expenses and other current assets	5,787	6,297
Deferred income taxes	3,887	3,731

Total current assets	133,675	132,881

Restricted cash	388	532
Furniture, fixtures and equipment, net	9,300	10,993
Goodwill	9,799	9,799
Intangible assets, net	2,245	2,945
Other assets	3,220	795

Total assets	$158,627	$157,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,214	$2,797
Accrued payroll and other compensation	7,193	11,520
Accrued expenses and other	5,178	4,058
Deferred revenue	54,825	63,228
Capital lease obligations	300	712

Total current liabilities	68,710	82,315

Noncurrent liabilities:
Deferred revenue, less current portion	17,654	20,540
Deferred tax liabilities	3,447	3,418
Capital lease obligations, less current portion	9	68
Other long-term liabilities	435	478

Total noncurrent liabilities	21,545	24,504

Total liabilities	90,255	106,819

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued
and outstanding	-	-
Common stock, par value $0.01 per share; 100,000 shares authorized, 24,802 and 24,141
shares issued; 24,670 and 24,089 shares outstanding, respectively	248	241
Additional paid-in capital	127,620	122,015
Treasury stock, 132 and 52 shares, respectively	(2,098)	(474)
Accumulated other comprehensive loss	(42)	(117)
Accumulated deficit	(57,356)	(70,539)

Total stockholders’ equity	68,372	51,126

Total liabilities and stockholders' equity	$158,627	$157,945

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)
	Six Months Ended
	June 30,
	2011	2010

Cash flows from operating activities:
Net income	$13,183	$4,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,962	4,811
Stock-based compensation	4,036	2,808
Amortization of discounts or premiums on marketable securities	583	576
Deferred income taxes	(128)	29
Amortization of debt issuance costs	30	27
Excess tax benefit associated with equity awards	-	(549)
Changes in operating assets and liabilities:
Accounts receivable	6,428	(111)
Prepaid commission expense	455	(17)
Prepaid expenses and other current assets	257	(3,412)
Other assets	(508)	25
Accounts payable	(1,319)	481
Accrued payroll and other compensation	(4,327)	(3,508)
Accrued expenses and other	1,268	(1,103)
Deferred revenue	(12,326)	(1,932)
Other long-term liabilities	(43)	8

Net cash provided by operating activities	11,551	2,962

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(1,878)	(4,447)
Purchases of available-for-sale marketable securities	(70,273)	(33,374)
Proceeds from sale of available-for-sale marketable securities	66,723	15,499
Decrease in restricted cash	144	-

Net cash used in investing activities	(5,284)	(22,322)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,576	827
Excess tax benefit associated with equity awards	-	549
Repayment of obligations under capital leases	(471)	(1,870)
Acquisition of treasury stock	(1,624)	(331)
Payment of debt issuance costs	-	(21)

Net cash used in financing activities	(519)	(846)

Net increase (decrease) in cash and cash equivalents	5,748	(20,206)

Effect of exchange rate changes on cash and cash equivalents	10	(20)

Cash and cash equivalents — Beginning of period	16,025	39,449

Cash and cash equivalents — End of period	$21,783	$19,223

CONTACT:
Investors:
Medidata Solutions
Hulus Alpay, 212.419.1025
halpay@mdsol.com
or
Media:
Lois Paul & Partners
Melissa Zipin, 781.782.5726
Melissa_zipin@lpp.com